Exhibit 99.1

FOR IMMEDIATE RELEASE

Broadwind Energy Completes Sale of Badger Transport, Inc.

NAPERVILLE, Ill., March 7, 2011—Broadwind Energy, Inc. (NASDAQ: BWEN) today announced that it has completed the sale of its Badger Transport, Inc. subsidiary to BTI Logistics, LLC. Proceeds from the sale include $1.0 million cash, a $1.5 million secured promissory note and 100,000 shares of Broadwind common stock held by the buyer. In addition, BTI Logistics assumed approximately $2.9 million of debt and capital leases, plus approximately $1.6 million of operating lease obligations. The purchase price is subject to final working capital adjustments.

In connection with the sale, Broadwind has classified the business as a Discontinued Operation in its 2010 financial statements, and recorded a loss of approximately $10 million on the transaction.

“In late 2010 we determined that owning a captive logistics company was not core to our operating and growth strategies,” stated Peter C. Duprey, president and chief executive officer of Broadwind Energy. “BTI will continue to provide logistics and transport services to our customers from time to time. The sale of this business will reduce our financial obligations and enable us to focus more closely on our tower, gearing and service offerings for customers in the energy and infrastructure markets. We thank Badger Transport’s dedicated workforce for their efforts on behalf of our customers and shareholders.”

About Broadwind Energy, Inc.
Broadwind Energy (NASDAQ: BWEN) applies decades of deep industrial expertise to innovate integrated solutions for customers in the energy and infrastructure markets. From gears to wind towers, to comprehensive remanufacturing of gearboxes and blades, to operations and maintenance services, and heavy industries, we have solutions for the energy needs of the future. With facilities throughout the U.S., Broadwind Energy’s talented team of more than 800 employees is committed to helping customers maximize performance of their investments—quicker, easier and smarter. Find out more at www.bwen.com.

Forward-Looking Statements
This news release includes “forward-looking statements” within the meaning of the safe harbor provisions of the United States Private Securities Litigation Reform Act of 1995 — that is, statements related to future, not past, events. Forward-looking statements are based on current expectations and include any statement that does not directly relate to a current or historical fact. In this context, forward-looking statements often address our expected future business and financial performance, and often contain words such as “anticipate,” “believe,” “intend,” “expect,” “plan,” “will” or other similar words. These forward-looking statements involve certain risks and uncertainties that ultimately may not prove to be accurate. Actual results and future events could differ materially from those anticipated in such statements. The Company’s forward looking statements may include or relate to the Company’s plans regarding its operations and focus on its core energy, mining and infrastructure sectors, its expectations with respect to future offerings of logistics services for its customers and the involvement of BTI Logistics in those service offerings, and the Company’s expectations and beliefs regarding transport solutions for wind turbine components. For further discussion of risks and uncertainties, individuals should refer to the Company’s SEC filings. The Company undertakes no obligation and does not intend to update these forward-looking statements to reflect events or circumstances occurring after this news release. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this news release. All forward-looking statements are qualified in their entirety by this cautionary statement.

CONTACT: John Segvich, 630.995.7137, john.segvich@bwen.com